SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                            Price Legacy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74144P106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 13, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No.74144P106                  13G                    Page 2 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Partners Small Cap Value, L.P. 13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           587,500 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         587,500 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     587,500 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
(See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.7% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.74144P106                  13G                    Page 3 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Partners Small Cap Value, L.P. I        13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           765,700 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         765,700 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     765,700 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
(See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     2.2% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.74144P106                  13G                    Page 4of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           528,700 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         528,700 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     528,700 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.5% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.74144P106                  13G                    Page 5of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Channel Partnership II, L.P.       22-3215653
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           16,200 Shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         16,200 Shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     16,200 Shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.0% of Common Stock
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.74144P106                  13G                    Page 6 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Capital Management, LLC 13-4018186
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,353,200 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,353,200 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,353,200 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     3.9% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     OO (Limited Liability Company)
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP No.74144P106                  13G                    Page 7 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Wynnefield Capital, Inc. (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           528,700 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         528,700 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     528,700 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     1.5% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP No.74144P106                  13G                    Page 8 of 11 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Nelson Obus
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
     Reporting person is affiliated with other persons
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     United States of America
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           16,200 Shares (1)
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         16,200 Shares (1)
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     16,200 Shares (1)
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     (See Instructions)
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0.0% of Common Stock (1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in these shares which are directly beneficially owned by Channel Partnership II, L.P.

ITEM 1(a).  Name of Issuer:
         Price Legacy Corporation

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         17140 Bernardo Center Drive, Suite 300, San Diego, California 92128
         -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Channel Partnership II, L.P. ("Channel")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------
         Nelson Obus ("Obus")
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------
         Channel is a New York Limited Partnership
         ------------------------------------------------------------------
         Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.0001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  74144P106

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:
        None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 1,898,100 Shares
(b) Percent of class: 5.5% of Common Stock
(c) Number of shares as to which the reporting persons have:
        (i)   sole power to vote or to direct the vote:
                  1,898,100 Shares
        (ii)  shared power to vote or to direct the vote
        (iii) sole power to dispose or to direct the disposition:
                  1,898,100  Shares
         (iv) shared power to dispose or to direct the disposition
----
ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   December 4, 2003
                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                              By: Wynnefield Capital Management, LLC, General Partner

                                          By:  /s/ Nelson Obus
                                               -----------------------------
                                               Nelson Obus, Managing Member

                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                              By: Wynnefield Capital Management, LLC, General Partner

                                        By:  /s/ Nelson Obus
                                             -------------------------------
                                             Nelson Obus, Managing Member

                              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                              By:       Wynnefield Capital, Inc.

                                        By:  /s/ Nelson Obus
                                             -------------------------------
                                             Nelson Obus, President

                              CHANNEL PARTNERSHIP II, L.P.

                              By:  /s/ Nelson Obus
                                   -----------------------------------------
                                   Nelson Obus, General Partner

                              /s/ Nelson Obus
                              ----------------------------------------------
                              Nelson Obus, Individually

                              WYNNEFIELD CAPITAL MANAGEMENT, LLC

                              By:  /s/ Nelson Obus
                                   -----------------------------------------
                                   Nelson Obus, Managing Member

                              WYNNEFIELD CAPITAL, INC.

                              By:  /s/ Nelson Obus
                                   -----------------------------------------
                                   Nelson Obus, President